From: BRIAN KANE, MERRILL LYNCH/NY,WFC 7/24 15:18:56
Subject: ABS NEW ISSUE: GEDFT 2007-2... PRICED
Attachment(s): None

ABS SYNDICATE/TRADING TEL (212) 449-3660

$1.0B GE DEALER FLOORPLAN MASTER NOTE TRUST SERIES 2007-2

CLASS A LEAD: ML/BAS. CO-MGR: DBS/JPM/MS/RBS/WS/UT/WC

CLASS B/C: ML/BAS

ALL NOTES ARE PUBLIC/ERISA ELIGIBLE.

SETTLES: THURSDAY, AUG 2 FLAT ML BILLS AND DELIVERS

		WAL	EXP	LGL	M/S/F		Price
A	970.000	2.97	7/20/10	7/20/12	Aaa/AAA/AAA	1mLr+ 1	100.0
B	20.000	2.97	7/20/10	7/20/12	A2/-/A	1mLr+40	100.0
C	10.000	2.97	7/20/10	7/20/12	Baa2/-/BBB	1mLr+80	100.0

==

From: BRIAN KANE, MERRILL LYNCH/NY,WFC 7/24 15:18:56
Subject: ABS NEW ISSUE: GEDFT 2007-2... PRICED
Attachment(s): None

ABS SYNDICATE/TRADING TEL (212) 449-3660

the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the toll-free number at 1-800-248-3580.

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